Exhibit 99.2

Rock-Tenn Company Reaches Settlement in Pending Smurfit-Stone Shareholder Litigation

NORCROSS, Ga.--(BUSINESS WIRE)--October 5, 2011--Rock-Tenn Company (NYSE:RKT) today announced that it has reached an agreement to settle the pending Smurfit-Stone shareholder class action lawsuit.

As previously disclosed, there is a class action lawsuit against Rock-Tenn Company (“RockTenn”), RockTenn CP, LLC (a wholly owned subsidiary of RockTenn that is the successor to Smurfit-Stone Container Corporation (“Smurfit-Stone”)), and former directors of Smurfit-Stone pending in the Delaware Court of Chancery (the “Court”), challenging the recent acquisition by RockTenn of Smurfit-Stone.

Under the terms of the proposed settlement, the class will release all claims against RockTenn, RockTenn CP, LLC and former directors of Smurfit-Stone that arise out of the class members’ ownership of Smurfit-Stone shares between the dates on which the merger was agreed and consummated and that are based on the merger agreement or the acquisition, disclosures or statements concerning the merger agreement or the acquisition, or any of the matters alleged in the lawsuit. In exchange for these releases, RockTenn will grant the former Smurfit-Stone shareholders (other than those who have already asserted their appraisal rights) the right to bring and participate in a future “quasi-appraisal” proceeding in which the Court will assess the value of a share of Smurfit-Stone common stock on a stand-alone basis as of the closing of the transaction. The ability of former Smurfit-Stone shareholders to bring and participate in the future quasi-appraisal proceeding will be subject to a number of conditions, including returning to RockTenn an amount of cash equal to $41.26 per Smurfit-Stone share if the former shareholder voted in favor of the merger (representing approximately 73% of Smurfit-Stone shares outstanding as of the record date) or $6.26 per Smurfit-Stone share if the former shareholder either voted against the merger (representing approximately 7% of the Smurfit-Stone shares outstanding as of the record date) or abstained or did not vote with respect to the merger. The proposed settlement is subject to a number of conditions, including final court approval following completion of a settlement hearing.

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with net sales of $10 billion. RockTenn's 26,000 employees are committed to exceeding their customers’ expectations - every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

CONTACT:
RockTenn
John Stakel, VP-Treasurer, 678-291-7900